Exhibit 17.01

February 6, 2012

The Board of Directors
Tootie Pie, Inc.

Via Email to Don Merrill

This letter serves as formal notice that I am resigning my position on the board of directors of Tootie Pie, Inc. effective immediately.

Sincerely

/s/ Vincent Dawson
Vincent Dawson